UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 3, 2008

MASSBANK Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-15137	04-2930382
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number

123 Haven Street, Reading, Massachusetts 01867

(Address of principal executive offices)

(781) 662-0100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On September 3, 2008, following the receipt of all required regulatory and stockholder approvals, MASSBANK Corp., a Delaware corporation (the “Company”), completed its previously announced merger pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 10, 2008, by and among the Company, MASSBANK, a Massachusetts-chartered savings bank and wholly-owned subsidiary of the Company, Eastern Bank Corporation, a Massachusetts chartered mutual bank holding company (“Eastern”), Eastern Bank, a Massachusetts-chartered trust company and wholly-owned subsidiary of Eastern (“Eastern Bank”), and Minuteman Acquisition Corp., a wholly-owned subsidiary of Eastern (“Merger Sub”) whereby Merger Sub merged with and into the Company, with the Company as the surviving corporation (the “Merger”). As a result of the Merger, the Company became a wholly-owned subsidiary of Eastern.

The Merger Agreement was approved by the stockholders of the Company at a special meeting of stockholders of the Company held on July 15, 2008.

Under the terms of the Merger Agreement, each outstanding share of common stock, $1.00 par value, of the Company (with certain exceptions set forth in the Merger Agreement) was converted into the right to receive $40.00 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration.”) Upon consummation of the Merger, each outstanding stock option, whether vested or unvested, to purchase shares of common stock of the Company was terminated and converted into the right to receive a cash payment for each share of Company common stock subject to the stock option in an amount equal to the Merger Consideration less the per share exercise price of the stock option and any applicable withholding taxes.

A copy of the press release issued by Eastern on September 3, 2008 announcing completion of the Merger is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer Listing.

In connection with the Merger, the Company notified the NASDAQ Global Select Market (“NASDAQ”) on September 3, 2008 that the Merger was consummated and the holders of the Company’s common stock became entitled to receive $40.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock. NASDAQ has filed with the SEC an application on Form 25 to report that the shares of the Company’s common stock are no longer listed on NASDAQ.

Item 3.03.	Material Modification to Rights of Security Holders.

On September 3, 2008, as a result of the Merger, each outstanding share of common stock, $1.00 par value, of the Company (with certain exceptions set forth in the Merger Agreement) was converted into the right to receive $40.00 in cash, without interest and less any applicable withholding taxes.

Item 5.01.	Changes in Control of Registrant.

On September 3, 2008, the Company completed the Merger with Merger Sub. Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company, with the Company being the sole surviving corporation. Upon completion of the Merger, the Company became a wholly-owned subsidiary of Eastern. Pursuant to the Merger Agreement, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive $40.00 in cash, without interest and less any applicable withholding taxes. In addition, each outstanding stock option, whether vested or unvested, to purchase shares of common stock of the Company was terminated and converted into the right to receive a cash payment for each share of Company common stock subject to the stock option in an amount equal to the Merger Consideration less the per share exercise price of the stock option and any applicable withholding taxes.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger, each of Messrs. Gerard H. Brandi, Allan S. Bufferd, Stephen W. Carr, Alexander S. Costello, O. Bradley Latham, Stephen E. Marshall, Paul J. McCarthy, Nalin M. Mistry and William F. Rucci, Jr. and Mmes. Kathleen M. Camilli and Nancy L. Pettinelli resigned as a member of the Board of Directors, and any committee thereof, of the Company. The Board of Directors of the Company now consists of various directors of Eastern Bank who were the directors of Merger Sub immediately prior to the Merger; the officers of the Company are those persons who were officers of Merger Sub immediately prior to the Merger.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit
99.1	Press Release issued by Eastern Bank Corporation on September 3, 2008*

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASSBANK CORP.

Date: September 4, 2008	By:	/s/ Reginald E. Cormier
	Name:	Reginald E. Cormier
	Title:	Senior Vice President, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Eastern Bank Corporation on September 3, 2008*

*	Filed herewith.